Exhibit 99.1
November 28, 2006
Dear John:
This letter confirms our amendment to the October 17, 2006 letter concerning the terms of your employment as President and Chief Executive Officer. Specifically, your one-time payment will be $5.8 million instead of $5 million. The schedule for these payments remain the same, with $3.8 million having been paid in November, and the two $1 million payments scheduled for payment in January 2008 and in January 2009, so long as you remain actively employed with the Company at the time of each payment.
All other terms and conditions remain unchanged.
Sincerely,
/s/ Robert D. Haas
Robert D. Haas
Chairman of the Board
cc: Pat House